Exhibit 99

NEWS
ANADARKO ANNOUNCES 2014 CAPITAL PROGRAM AND GUIDANCE

HOUSTON, March 4, 2014 - Anadarko Petroleum Corporation (NYSE: APC) today announced its 2014 capital expectations and guidance, concurrent with the company’s Investor Conference in Boston, Mass.
“Anadarko is uniquely positioned to build upon our multi-year track record of success and to deliver sustained growth and unmatched optionality in 2014 and beyond,” said Anadarko Chairman, President and CEO Al Walker. “Our 2014 capital program is again a prudent and disciplined approach that is within anticipated cash flow. We expect this capital plan to enable us to increase year-over-year ‘same-store’(1) sales volumes by 6 to 7 percent. Driving this year-over-year growth is an expected increase in our oil production of approximately 40,000 barrels per day.
“During 2014, Anadarko expects to drill up to 25 high-potential deepwater exploration/ appraisal wells. Additionally, we plan to continue accelerating value through active portfolio management and monetizations, as demonstrated by the recently announced divestiture of our non-operated assets in Bohai Bay, China, and the closing of our sale of a 10-percent working interest in Mozambique’s Offshore Area 1 to OVL.”

2014 CAPITAL PROGRAM AND EXPECTATIONS
Total 2014 capital investments are expected to be $8.1 to $8.5 billion, excluding capital investments associated with Western Gas Partners, LP (NYSE: WES), a separate publicly traded entity controlled by Anadarko and included in its consolidated financial statements.

2014 Capital Expectations ($8.1 - $8.5 billion)*

By Area		By Product

U.S. Onshore	60%	Oil	70%
International & DW Operations	20%	Liquids Rich	15%
International & DW Exploration	10%	Dry Natural Gas	5%
Midstream & Other	10%	Other	10%

* Excludes capital investments associated with Western Gas Partners, LP (NYSE: WES)
Note: All percentages are approximates.

U.S. ONSHORE
More than 80 percent of Anadarko’s 2014 U.S. onshore capital investments will be allocated toward oil and liquids-rich opportunities. As a result, the company expects to increase its total U.S. onshore year-over-year same-store(2) sales volumes by more than 10 percent to more than 625,000 BOE per day for full-year 2014, including an approximate 50,000 barrels-per-day increase in liquids volumes. Much of this growth is expected to be driven by the company’s Wattenberg Horizontal program in Colorado, its Eagleford Shale development in South Texas, and other liquids-rich growth plays, including the Wolfcamp Shale in West Texas and the East Texas/North Louisiana area.
The Wattenberg Horizontal program generates the strongest returns in Anadarko’s U.S. onshore portfolio and is expected to achieve significant growth in 2014, as the company realizes the benefits from its concentrated acreage position and infrastructure expansions. These expansions include the 300-million-cubic-feet-per-day (MMcf/d) Lancaster cryogenic plant and the 150,000-barrels-per-day Front Range NGL Pipeline, which are currently being commissioned. The company plans to operate approximately 13 rigs in the Wattenberg field during the year and drill more than 360 wells.
Anadarko also is accelerating its operated activity in the Wolfcamp oil play where it has evaluated about 20 percent of its approximate 600,000-gross-acre position. The company has already identified more than 1,000 drilling locations in this de-risked area of the Wolfcamp, with significant additional upside as it evaluates the remaining acreage and potential stacked-pay intervals. In 2014, the company expects to operate eight to 10 rigs, with plans to drill more than 80 wells.

GULF OF MEXICO
Anadarko is on schedule to achieve first oil from its 80,000 barrels-of-oil-per-day Lucius development late in the second half of 2014, just three years from the time it was sanctioned. The company’s Heidelberg development also remains on track, with spar construction more than 75-percent complete and first oil expected in 2016, again, just three years following sanction.
Anadarko’s 2014 deepwater Gulf of Mexico exploration/appraisal program is focused on building upon the tremendous success achieved in the Shenandoah Basin in 2013, which is emerging as one of the largest oil accumulations ever discovered in the Gulf. Appraisal activity at the Coronado, Yucatan and Shenandoah discoveries in the Shenandoah Basin highlights the company’s six-to-eight-well Gulf program in 2014.

INTERNATIONAL
In 2014, Anadarko expects to realize a full-year’s benefit of oil production from the world-class El Merk project in Algeria. El Merk, which recently achieved net production of more than 30,000 barrels per day, is expected to contribute to at least a 30-percent year-over-year increase in sales volumes from Algeria during 2014. In Ghana, Anadarko and its partners have awarded major contracts and are advancing development of the TEN complex, which is expected to achieve first oil in 2016. In Mozambique, the company’s successful 2013 appraisal and exploration activities increased its estimated recoverable natural gas resources to a range of 45 to 70-plus trillion cubic feet (Tcf) in Offshore Area 1, up from the previous range of 35 to 65-plus Tcf. The company’s 2014 program in Mozambique is focused on advancing the development toward first LNG cargoes in 2018.
The company’s international exploration/appraisal program includes 15 to 18 planned deepwater wells, primarily in East and West Africa.

2014 GUIDANCE
Details about the company’s 2014 guidance and updated hedging positions are provided in the attached tables, and a reconciliation of Anadarko’s same-store sales volumes is provided below.

Same-Store(1) Sales Volumes

2013	2014 Expectations	Year-Over-Year Increase

274 MMBOE	290 - 294 MMBOE	6% - 7%

(1) “Same-store” sales volumes are intended to present performance of Anadarko’s continuing asset base, giving effect to significant recent divestitures; accordingly, sales volumes presented, exclude approximately 11 million barrels of oil equivalent (BOE) of 2013 production and all 2014 volumes associated with the China and Pinedale/Jonah asset divestitures.

(2) Excludes sales volumes associated with the Pinedale/Jonah asset divestiture.

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2013, the company had approximately 2.79 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko and APC Flash Feed updates, please visit www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including the nature and timing of a final judgment or other decisions rendered relating to the Tronox Adversary Proceeding, the amount of damages, interest, attorneys’ fees, and other costs for which the defendants may be found liable, and the effect of such amounts on its business, prospects, results of operations, financial condition and liquidity; Anadarko’s ability to meet financial and operating guidance; to meet the long-term goals and consummate the transaction identified in this news release; to execute the 2014 capital program; to drill, develop and commercially operate the drilling prospects identified in this news release; to achieve production and budget expectations on its mega projects; and to successfully plan, secure necessary government approvals, finance, build and operate the necessary structure and an LNG park. See “Risk Factors” in the company’s 2013 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.

Cautionary Note to Investors: The United States Securities and Exchange Commission (“SEC”) permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms. Anadarko uses certain terms in this news release, such as “estimated recoverable natural gas resources” and similar terms that the SEC’s guidelines strictly prohibit Anadarko from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in Anadarko’s Form 10-K for the year ended Dec. 31, 2013, File No. 001-08968, available from Anadarko at www.anadarko.com or by writing Anadarko at: Anadarko Petroleum Corporation, 1201 Lake Robbins Drive, The Woodlands, Texas 77380, Attn: Investor Relations. This form may also be obtained by contacting the SEC at 1-800-SEC-0330.

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ANADARKO CONTACTS
MEDIA:
John Christiansen, john.christiansen@anadarko.com, 832.636.8736
Christina Ramirez, christina.ramirez@anadarko.com, 832.636.8687
Stephanie Moreland, stephanie.moreland@anadarko.com, 832.636.2912

INVESTORS:
John Colglazier, john.colglazier@anadarko.com, 832.636.2306
Bill Tedesco, william.tedesco@anadarko.com, 832.636.3375
Jeremy Smith, Jeremy.smith@anadarko.com, 832.636.1544

Anadarko Petroleum Corporation
Financial and Operating External Guidance
March 4, 2014

	1st-Qtr			Full-Year
	Guidance			Guidance

	Units			Units

Total Sales Volumes (MMBOE)	69	—	71	290	—	294

Crude Oil (MBbl/d):	246	—	250	271	—	277

United States	169	—	173	181	—	187
Algeria	57	—	58	70	—	72
Ghana	19	—	20	19	—	21

Natural Gas (MMcf/d):

United States	2,600	—	2,650	2,450	—	2,525

Natural Gas Liquids (MBbl/d):

United States	92	—	100	100	—	115
Algeria	—	—	—	2	—	3

	$ / Unit			$ / Unit
Price Differentials vs. NYMEX (w/o hedges)

Crude Oil ($/Bbl):	—	—	3.00	—	—	3.00

United States	(5.00)	—	—	(5.00)	—	—
Algeria	5.00	—	10.00	5.00	—	10.00
Ghana	5.00	—	10.00	5.00	—	10.00

Natural Gas ($/Mcf):

United States	(0.20)	—	(0.10)	(0.35)	—	(0.25)

Anadarko Petroleum Corporation
Financial and Operating External Guidance
March 4, 2014

	1st-Qtr			Full-Year
	Guidance			Guidance

	$ MM			$ MM
Other Revenues:
Marketing and Gathering Margin	50	—	70	240	—	260
Minerals and Other	45	—	55	190	—	210

Costs and Expenses:
	$ / BOE			$ / BOE
Oil & Gas Direct Operating	4.50	—	4.70	3.90	—	4.10
Oil & Gas Transportation/Other	3.55	—	3.75	3.75	—	3.85
Depreciation, Depletion and Amortization	14.00	—	14.50	14.00	—	14.50
Production Taxes (% of Product Revenue)	7.5%	—	8.5%	8.5%	—	9.5%

	$ MM			$ MM

General and Administrative	280	—	300	1,150	—	1,250
Exploration Expense
Non-Cash	80	—	100	550	—	650
Cash	95	—	105	400	—	450
Interest Expense (net)	180	—	185	730	—	740
Other (Income) Expense	40	—	50	135	—	155

Taxes:
Algeria (All current)	45%	—	55%	45%	—	55%
Rest of Company (100% deferred for Q1, 10% current for FY)	50%	—	60%	40%	—	50%

Avg. Shares Outstanding (MM)
Basic	503	—	504	504	—	505
Diluted	506	—	507	507	—	508

Capital Investment (Excluding Western Gas Partners, LP)	$ MM			$ MM

APC Capital Expenditures	2,400	—	2,600	8,100	—	8,500

Anadarko Petroleum Corporation
Commodity Hedge Positions (Excluding Natural Gas Basis)
As of March 4, 2014

			Weighted Average Price per barrel
		Volume (MBbls/d)	Floor Sold	Floor Purchased	Ceiling Sold
Crude Oil
Fixed Price - Financial
2014
WTI		70	$96.03
Brent		37	$109.19
		107	$100.58

		Volume	Weighted Average Price per MMBtu
		(thousand
		MMBtu/d)	Floor Sold	Floor Purchased	Ceiling Sold
Natural Gas
Three-Way Collars
2014		600	$2.75	$3.75	$5.01
2015		635	$2.75	$3.75	$4.76

Fixed Price - Financial
2014		600	$4.26

Extendable
2014 (January - June)	Fixed Price	400	$4.19
2014 (July - December)	Swap	400			$4.19

Interest Rate Derivatives
As of March 4, 2014

Instrument	Notional Amt.	Start Date	Maturity	Rate Paid	Rate Received
Swap	$750 Million	June 2014	June 2024	6.00%	3M LIBOR
Swap	$1,100 Million	June 2014	June 2044	5.57%	3M LIBOR
Swap	$50 Million	Sept. 2016	Sept. 2026	5.91%	3M LIBOR
Swap	$750 Million	Sept. 2016	Sept. 2046	5.86%	3M LIBOR